Exhibit 99.1

For Immediate Release:	Contact: Adam Jeamel
May 22, 2018	Head of Corporate Communications
860-291-3765 ajeamel@bankatunited.com

United Bank Announces the Purchase of Six Bank Branches

(Hartford, Conn., May 22, 2018) – United Bank of Hartford, Conn. today announced that they have entered into an agreement with Webster Bank, N.A. of Waterbury, Conn. to purchase six branches located in Connecticut, Massachusetts and Rhode Island.

United Bank will assume approximately $120 million of branch deposits in the transaction, which is expected to close in the fall of 2018, pending regulatory approval.

Under the terms of the agreement, the following six Webster Bank branches will be purchased by United Bank and employees at those branches are expected to join the United Bank team:

Two branches in Connecticut:

•	Waterford branch at 124B Boston Post Road

•	Groton branch at 654 Long Hill Road in the Groton Shopping Center
Three branches in Massachusetts:

•	West Springfield branch at 50 Elm Street

•	Springfield branch at 1355 Boston Road

•	East Longmeadow branch at 62 Center Square
One branch in Rhode Island:

•	Westerly branch at 48 Franklin Street

United Bank will assume the personal and business banking deposits only at these six branches, including checking, savings, overdraft lines of credit tied to checking accounts, IRAs and CDs belonging to households and business customers.  Until further notice, customers should continue to bank as they normally would.

“In addition to strengthening our core deposit and customer relationship base, our strategic purchase of these six branches enhances our already strong presence in Western Mass where we enjoy significant franchise value, builds greater brand recognition and delivers new banking opportunities along the Connecticut shoreline - which will be a strong market for us and grows our branch banking network into new markets in Connecticut and Rhode Island,” said William H.W. Crawford, IV, Chief Executive Officer of United Bank. “We look forward to serving our new customers and welcoming the talented branch staff to the United Bank team.”

Due to the close proximity of three branches in the Springfield market as a result of this transaction, United Bank will take the following actions at the time of the closing of the agreement, pending regulatory approval:

•
United’s branch at 95 Elm Street, West Springfield will close. All banking activity in that branch will consolidate into the Webster branch across the street at 50 Elm Street, West Springfield. Also, customers will continue to have convenient access to the separate drive up branch in West Springfield at 52 Van Deene Avenue.

•
United’s branch at 459 Main Street in Indian Orchard (Springfield) will close. All banking activity in that branch will consolidate into the Webster branch at 1355 Boston Road in Springfield, which is only one mile away from the Indian Orchard branch.

•
United Bank’s branch located at 94 Shaker Road in East Longmeadow will close. All banking activity in that branch will consolidate into the Webster branch at nearby 62 Center Square in East Longmeadow.

United Bank emphasizes that customers from the six branches included in this transaction do not need to do anything at this time. United Bank will mail a package of important information to the homes and/or businesses of all Webster customers from these branches in advance of the account and branch conversions, which are expected to occur in the fall of 2018.

Crawford added, “The customers at these six branches will continue to benefit from an exceptional and convenient banking experience at United, a like-minded bank that is committed to the same great customer service they’re accustomed to and a dedicated community partner in the markets we serve. Until then, customers can rest assured knowing that work is already underway to make the conversion a seamless one.”

About United Bank
United Bank, a $7.1 billion, Connecticut state-chartered bank headquartered in Hartford, Conn. is a full-service bank that offers a complete line of commercial, business, and consumer banking products and services to customers through its current 53 branches and loan production offices located throughout Connecticut and Massachusetts. The holding company for United Bank is United Financial Bancorp, Inc. (NASDAQ Global Select Stock Market: "UBNK"). In 2017, United Financial Bancorp, Inc. was ranked #39 in Fortune Magazine’s Top 100 Fastest Growing Companies list. For more information on United Bank, please visit www.bankatunited.com.

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